MIM News
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For further information
please contact:           Barry A. Posner             James Craig
                          Vice President              Executive Vice President
                          MIM Corporation             Healthcare Finance Group
                          914-460-1638                212-612-6294
                          mailto:investor_relations@mimhp.com


                    MIM CORPORATION ANNOUNCES NEW $45 MILLION
                 WORKING CAPITAL AND ACQUISITION CREDIT FACILITY
                          WITH HEALTHCARE FINANCE GROUP


ELMSFORD, N.Y.--November 6, 2000--MIM Corporation (NASDAQ: MIMS), a pharmacy benefit management, specialty pharmaceutical and fulfillment/e-commerce organization (the "Company"), today announced that it has secured a $45 million revolving credit facility (the "Facility") with HFG Healthco-4 LLC, an affiliate of Healthcare Finance Group, Inc. ("HFG") in replacement of its existing credit facilities with its former lenders. The Facility will be used for working capital purposes and future acquisitions in support of its business plan.

The Facility features a three-year term and provides for borrowing of up to $45 million at the London InterBank Offered Rate (LIBOR) plus 2.1% and is secured by receivables of the Company's primary operating subsidiaries.

"We are pleased to have increased our borrowing capacity with HFG," stated Richard H. Friedman, Chairman and Chief Executive Officer of the Company. "This new line will enable us to take better advantage of any acquisition opportunities in support of our business plan. We're excited to be working with an experienced healthcare lender such as Healthcare Finance Group."

Isaac Soleimani, Chairman and CEO of HFG stated, "we are pleased to be working with Mr. Friedman and his experienced management team. We have great confidence in MIM's ability to execute its business plan and look forward to assisting them in achieving their goals by providing the low cost, flexible financing the Company required."

MIM Corporation is a pharmacy benefit management, specialty pharmaceutical and fulfillment/ e-commerce organization that partners with healthcare providers and sponsors to control prescription drug costs. MIM's innovative pharmacy benefit products and services use clinically sound guidelines to ensure cost control and quality care. MIM's specialty pharmaceutical division specializes in serving the chronically ill affected by life threatening diseases. MIM's fulfillment and e-commerce pharmacy specializes in serving individuals that require long-term maintenance medications. MIM's online pharmacy, www.MIMRx.com, develops private label websites to offer affinity groups innovative, customized, health information services and products on the Internet for their members.

Healthcare Finance Group Inc. is a specialty finance company, catering exclusively to the healthcare industry. Its management team has over 50 years experience in healthcare finance, and has completed several hundred million dollars of healthcare finance transactions. With offices in New York, Dallas, and Chicago, HFG offers secured revolving credit facilities and term loans of $5 million and larger at the most competitive interest rates available. HFG provides financing for acquisitions, major expansions or capital purchases, general working capital, or to replace an existing financing with improved terms and flexibility.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000.


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